Exhibit 10.2

ASSIGNMENT OF REAL ESTATE

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT is made this, 30th  day of April, 2013 by Mainline Land Co. LLC (hereinafter referred to as "Assignor") to  Global Earth Energy, Inc. (hereinafter referred to as "Assignee").

WHEREAS, Assignor has entered into a certain Real Estate Purchase and Sale Agreement with Premier Automotive_Concierge Services LLC as "Seller" and Assignor as "Buyer" which Agreement was executed on,  April 24, 2013, by said Assignor and said Seller for the purchase and sale of certain real property being:  Multi-Unit Apartment Complex (15-Units), located at, 2585 Naylor Road SE, Washington, DC 20020, GR: $231,135.00; Exp: $48,739.00; NOI: $182,396.00; Net Available For Cash Flow: $151,997.00, which is lying and situated in, Washington, in the District of Columbia, and more particularly described in said Agreement, copy of said Agreement being attached hereto as Exhibit "A"; and, copy of Property Appraisal as of, November 30, 2012, which said appraisal coming in as, $2,000,000.00, being attached hereto as Exhibit “B.”

WHEREAS, Assignor desires to assign, transfer, sell and convey to Assignee all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement; and,

WHEREAS, Assignee is desirous of receiving all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement;

NOW, THEREFORE, for and in consideration of the sum of  $2,500,000.00 convertible note yielding 2% interest-only (against assignment of rental income & leases) convertible into 10,000,000 shares of the common stock of the Assignee, and other good and valuable considerations, the sufficiency of which is hereby acknowledged, and based solely on a, “cash-less basis,” between parties, Assignor has assigned, transferred, sold and conveyed and by these presents does hereby assign, transfer, sell and convey unto Assignee all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement.

Assignor agrees to receive and Assignee agrees to pay in full said assignment consideration on or before the closing date of said Real Estate Purchase and Sale Agreement.

NOW, THEREFORE, all parties hereby agree to close said agreement and arrange settlement through an Escrow Closing process and procedures shall apply according to instructions from Escrow Agent, Settlement Corp., 5301 Wisconsin Avenue NW, Suite #710, Washington, DC 20015, Tel: 202-537-0005.

This Assignment shall be binding upon Assignor and shall inure to the benefit of Assignee and its successors, heirs and assigns.

Assignee hereby assumes all of Assignor's duties and obligations under said Real Estate Purchase and Sale Agreement.  Assignee agrees to perform all covenants, conditions and obligations required by Assignor under said Agreement and agrees to defend, indemnify and hold Assignor harmless from any liability or obligation under said Agreement. Assignee further agrees to hold Assignor harmless from any deficiency or defect in the legality or enforceability of the terms of said agreement.

Assignee agrees and understands that Assignor is not acting as a real estate broker or agent in this transaction and is not representing either party, but rather is acting as a principal in selling his interest in the above-referenced agreement to Assignee.

Time is of the essence in this agreement.

Assignee is in possession of the original agreement.

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Assignor- MAINLINE LAND CO. LLC

Principal, Meier (Mack) Frankel

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Assignee – GLOBAL EARTH ENERGY, INC., te

President, Sydney A. Harland